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                                                                  Exhibit 3.1.4

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                            CLIFFS DRILLING COMPANY


     CLIFFS DRILLING COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

     FIRST: That at a meeting of the Company's Board of Directors, resolutions were adopted setting forth a proposed amendment to the Company's Certificate of Incorporation declaring said amendment to be advisable and submitting same to the Company's stockholders for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

          RESOLVED, that subject to approval by the stockholders of the Company, the first paragraph of Article FOURTH of the Company's Certificate of Incorporation, as filed on April 14, 1988, and amended on June 21, 1988, be amended by deleting the existing text in its entirety and substituting the following therefor:

               "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 33 million, consisting of 3 million shares of Preferred Stock, without par value (hereinafter called "Preferred Stock"), and 30 million shares of Common Stock, of the par value $.01 per share (hereinafter called "Common Stock")."

          and FURTHER RESOLVED, that the Company's Certificate of Incorporation, including the remaining paragraphs of Article FOURTH, shall remain unchanged in all other respects.

     SECOND: That pursuant to the resolutions of the Company's Board of Directors, an annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the proposed amendment was submitted to the Company's stockholders for approval, and the proposed amendment was approved by the affirmative vote of the holders of a majority of the outstanding common stock of the Company.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the aforesaid amendment is to become effective at 5:00 p.m. on May 22, 1997.



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     IN WITNESS WHEREOF, Cliffs Drilling Company has caused this Certificate of
Amendment to be signed by Edward A. Guthrie, its Vice President - Finance, and attested by James E. Mitchell Jr., its Secretary, this 21st day of May, 1997.


                             CLIFFS DRILLING COMPANY



                             By:    /S/ EDWARD A. GUTHRIE
                                    --------------------------------
                                    Edward A. Guthrie, Vice President - Finance

ATTEST:



By:   /S/ JAMES E. MITCHELL JR.
     ---------------------------------------
     James E. Mitchell Jr., Secretary



THE STATE OF TEXAS     )
                       )
COUNTY  OF HARRIS      )


     BEFORE ME, the undersigned authority, on this day personally appeared Edward A. Guthrie, Vice President - Finance of Cliffs Drilling Company, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument and who acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

         Given under my hand and seal of office this 21st day of May, 1997.



                                         /S/ KIMBERLY M. O'BRIEN
                                         -------------------------------------
                                         Notary Public in and for
                                         the State of Texas



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